EXHIBIT 4.1

amendment to rights agreement

Amendment, dated as of February 19, 2015 (this “Amendment”), by and between Equifax Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as duly appointed rights agent (the “Rights Agent”) and successor to SunTrust Bank as Rights Agent, to the Amended and Restated Rights Agreement, dated as of October 14, 2005 (the “Rights Agreement”), by and between Equifax Inc. (the “Company”) and SunTrust Bank, as Rights Agent.

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights Agreement to February 19, 2015; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, on February 19, 2015, the Board of Directors of the Company approved an amendment to the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.            The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Final Expiration Date” means the close of business on February 19, 2015.”

2.            Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.            Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.            This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5.            The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6.            This Amendment shall be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7.            This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.            The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

9.            By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

EQUIFAX INC.

By:	/s/ Dean C. Arvidson
	Name:	Dean C. Arvidson
	Title:	Senior Vice President &
Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Barbara J. Robbins
	Name:	Barbara J. Robbins
	Title:	Sr. Vice President